Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

July 15, 2004

Varco International, Inc.

2000 W. Sam Houston Parkway South,

Suite 1700

Houston, Texas 77042

Attn: Board of Directors

Re:	Registration Statement on Form S-8

Gentlemen:

In connection with the registration by Varco International, Inc., a Delaware corporation (the “Company”) of 900,000 shares of the Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Varco International Employee Stock Purchase Plan (as Amended and Restated Effective as of April 1, 2001), as amended (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws.

Subject to the foregoing, it is our opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP